As filed with the Securities and Exchange Commission on May 1, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EQUITY LIFESTYLE PROPERTIES, INC.

(Exact name of registrant as specified in its charter)

Maryland	36-3857664
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Two North Riverside Plaza, Suite 800 Chicago, Illinois	60606
(Address of Principal Executive Offices)	(Zip Code)

EQUITY LIFESTYLE PROPERTIES, INC. 2024 EQUITY INCENTIVE PLAN

(Full title of the plan)

Marguerite Nader

President and Chief Executive Officer

Two North Riverside Plaza, Suite 800

Chicago, Illinois 60606

(Name and address of agent for service)

(312) 279-1400

(Telephone number, including area code, of agent for service)

With copies to:

Larry P. Medvinsky, Esq.

Morrison & Foerster LLP

250 West 55th Street

New York, New York 10019

(212) 468-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

EXPLANATORY NOTE

In accordance with the instructional Note to Part I of Form S-8 as promulgated by the Securities and Exchange Commission (the “SEC”), the information specified by Part I of Form S-8 has been omitted from this Registration Statement. This Registration Statement has been prepared in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), and covers the registration of 3,766,336 shares of common stock, $0.01 par value per share, of Equity LifeStyle Properties, Inc. (the “Company” or “we”, “us” and “our”) under the Equity LifeStyle Properties, Inc. 2024 Equity Incentive Plan (the “Plan”). The proposal to adopt the Plan was approved by the Company’s stockholders on April 30, 2024.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in Item 1 and Item 2 of Part I of this Registration Statement on Form S-8 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act. Such documents are not required to be and are not filed with the SEC, either as a part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

Item 3.	Incorporation of Documents by Reference

The following documents are incorporated by reference in this Registration Statement:

Document	Period

Annual Report on Form 10-K (File No. 001-11718)	Year ended December 31, 2023

Quarterly Report on Form 10-Q (File No. 001-11718)	Quarter ended March 31, 2024

Document	Period

Current Reports on Form 8-K (File No. 001-11718)	January 22, 2024 (with respect to Item 4.02 only)
January 30, 2024 (with respect to Item 8.01 only)
February 8, 2024
February 9, 2024
February 28, 2024
April 8, 2024

Document	Period

Definitive Proxy Statement on Schedule 14A (File No. 001-11718)	March 19, 2024 (but only with respect to information required by Part III of our Annual Report on Form 10-K for the year ended December 31, 2023)

Document	Period

Description of our common stock in the Registration Statement on Form 8-A	February 9, 1993
(File No. 001-11718)
Description of our common stock in the Registration Statement on Form 8-A/A	February 22, 1993
(File No. 001-11718)

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) after the filing of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or that deregisters all securities then remaining unsold, will be deemed to be incorporated by reference into this Registration Statement and will be a part of this Registration Statement from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including, but not limited to, any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K.

If you request, either orally or in writing, we will provide you with a copy of any or all documents that are incorporated herein by reference. Such documents will be provided to you free of charge, but will not contain any exhibits, unless those exhibits are incorporated by reference into the document. Requests should be addressed to Equity LifeStyle Properties, Inc., Attention: Investor Relations, Two North Riverside Plaza, Suite 800, Chicago, Illinois 60606, telephone number: 1-800-247-5279, email: investor_relations@equitylifestyle.com.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Maryland General Corporation Law (“MGCL”) permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter, as amended from time to time, contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.

Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, advance reasonable expenses to each person who is or was a party to, or is threatened to be made a party to, any threatened or pending proceeding by reason of the fact that such person is or was a director or officer of our company, or is or was serving, at our request, as a director, officer, agent, partner, employee or trustee of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, whether conducted for profit or not.

The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceedings to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services, or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses upon the corporation’s receipt of (i) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (ii) a written undertaking by or on behalf of the director or officer to repay the amounts advanced by the corporation if it shall ultimately be determined that the standard of conduct was not met. Our bylaws also permit us to provide indemnification and advance of expenses to any employee or agent of our company. Finally, the MGCL requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity.

We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements require, among other things, that we indemnify such persons to the fullest extent permitted by law, and advance to such persons all reasonable related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, we must also indemnify and advance all reasonable expenses incurred by such persons seeking to enforce their rights under the indemnification agreements and may cover our directors and executive officers under our directors’ and officers’ liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by law, it provides greater assurance to our directors and executive officers and such other persons that indemnification will be available because, as a contract, it cannot be modified unilaterally in the future by our Board of Directors or the stockholders to eliminate the rights it provides.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed

Not Applicable.

Item 8.	Exhibits

Exhibit Number	Description
4.1	Articles of Amendment and Restatement of Equity LifeStyle Properties, Inc. effective May 15, 2007. (Included as an exhibit to the Company’s Report on Form 8-K filed May 22, 2007)

4.2	Articles of Amendment of Equity LifeStyle Properties, Inc. effective November 26, 2013. (Included as an exhibit to the Company’s Report on Form 8-K filed November 26, 2013)

4.3	Articles of Amendment of Equity LifeStyle Properties, Inc. effective May 2, 2019. (Included as an exhibit to the Company’s Report on Form 8-K filed May 2, 2019)

4.4	Articles of Amendment of Equity LifeStyle Properties, Inc. effective May 4, 2020. (Included as an exhibit to the Company’s Report on Form 8-K filed May 4, 2020)

4.5	Fourth Amended and Restated Bylaws effective July 25, 2023. (Included as an exhibit to our Report on Form 8-K filed July 28, 2023)

4.6	Form of Specimen Stock Certificate Evidencing the Common Stock of the Company, par value $.01 per share. (Included as an exhibit to the Company’s Form S-3 Registration Statement filed on May 6, 2009, File No. 333-159014)

4.7	Equity LifeStyle Properties, Inc. 2024 Equity Incentive Plan (Included as an exhibit to the Company’s Definitive Proxy Statement on Schedule 14A filed on March 19, 2024)

5.1	Opinion of Morrison & Foerster LLP with respect to the legality of the securities being registered, filed herewith.

23.1	Consent of Ernst & Young LLP, filed herewith.

23.2	Consent of Morrison & Foerster LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page of this Registration Statement)

107	Filing Fee Table, filed herewith

Item 9.	Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that: paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on this 1st day of May, 2024.

EQUITY LIFESTYLE PROPERTIES, INC.

By:	/s/ Marguerite Nader
Name: Marguerite Nader
Title: President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Marguerite Nader, Paul Seavey and Adam Leonardi, and each of them, with full power to act without the other, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement, and any and all amendments thereto (including post- effective amendments), and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ Marguerite Nader Marguerite Nader	President, Chief Executive Officer and Director (Principal Executive Officer)	May 1, 2024

/s/ Paul Seavey Paul Seavey	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	May 1, 2024

/s/ Thomas Heneghan Thomas Heneghan	Chairman of the Board	May 1, 2024

/s/ Andrew Berkenfield Andrew Berkenfield	Director	May 1, 2024

/s/ Derrick Burks Derrick Burks	Director	May 1, 2024

/s/ Philip Calian Philip Calian	Director	May 1, 2024

/s/ David Contis David Contis	Director	May 1, 2024

/s/ Constance Freedman Constance Freedman	Director	May 1, 2024

/s/ Radhika Papandreou Radhika Papandreou	Director	May 1, 2024

/s/ Scott Peppet Scott Peppet	Director	May 1, 2024